Exhibit 10.3
Executive Transition Agreement and General Release
This Executive Transition Agreement and General Release ("Agreement") is entered into between Hibbett Sporting Goods, Inc. ("Company"), on its behalf and on behalf of its parent Hibbett Sports, Inc. ("Hibbett") and their predecessors, successors, assigns, affiliates, subsidiaries and related entities, (hereinafter collectively "Employer") and Michael J. Newsome (hereinafter "Executive").
WHEREAS, Executive has had approximately forty-eight (48) years of continuous employment with Employer, most recently serving as Executive Chairman of the Board of Directors of Hibbett ("Board"); and
WHEREAS, Executive will resign his employment effective February 1, 2014 ("Separation Date"), and Company has accepted his resignation; and
WHEREAS, upon such resignation of employment, Executive shall remain a member of the Board with such titles, duties and committee assignments as the Board determines from time and time;
WHEREAS, under a certain Retention Agreement, dated as of March 9, 2005, by and between Executive and Company ("Retention Agreement"), Executive agreed to serve, following retirement from executive management, as a part-time advisor on various business matters as determined by the Board continuing through the end of the third fiscal year after such retirement, with compensation to be mutually agreed upon including additional compensation in the nature of a bonus for services performed and participation in any benefit plan made available to senior executives, subject to such terms governing eligibility, participation and other matters; and
WHEREAS, by resolution dated March 8, 2006, the Compensation Committee of Hibbett authorized providing Executive with a Medicare supplemental health plan covering himself and his spouse; and
WHEREAS, among other things, the parties now wish to terminate the understandings and arrangements covered by the Retention Agreement and the 2006 Resolution and provide the terms and provisions of this Agreement and Release; and
WHEREAS, Executive is currently subject to the terms of a Nondisclosure-Noncompetition Agreement dated July 23, 2012 ("Nondisclosure-Noncompetition Agreement"), which, among other things, provides for certain restrictions on Executive for a period of twelve (12) months following retirement;
NOW, THEREFORE, in consideration for the recitals and mutual promises contained herein, including without limitation the consideration described in paragraph 2 set forth below, Employer and Executive agree as follows:
1.            Executive's employment with Company shall thus be separated effective as of the Separation Date.  Executive acknowledges that he has been given twenty-one days from February 1, 2014 to decide whether to sign this Agreement.

2.            Provided the Executive does not revoke this Agreement subsequent to signing it pursuant to paragraph 9(e) hereof, the Company agrees to make a one-time payment of Five Hundred Thousand Dollars ($500,000.00), to Executive on the thirtieth (30th) day following the Separation Date, provided that the Agreement has become binding and irrevocable on or before such thirtieth (30th) day following the Separation Date.

3.            In exchange for the consideration described above in paragraph two (2), Executive agrees as  follows:

a.
Full Release of All Claims. In consideration of the amounts paid and described in paragraph two (2) above and other good and valuable consideration, Executive, on behalf of himself, his heirs, executors, administrators, and assigns, to the fullest extent permitted by law, forever completely, unconditionally and irrevocably releases, acquits and discharges Employer and all of their past and present owners, officers, directors, investors, insurers, managers, agents, attorneys, supervisors, and employees (collectively, the "Released Parties"), from all claims, known or unknown, of any kind which Executive may have relating to the Released Parties, including any other agreements, employment or otherwise, made verbally or in writing.  This release includes, but is not limited to, all liabilities for the payment of earnings, bonuses, commissions, past or present equity awards, including employee stock options and RSUs,  severance pay, salary, accruals under any vacation, sick leave, or holiday plans, any employee benefits, including, but not limited to, health and medical insurance benefits, and 401(k) or retirement benefits, any charge, claim or lawsuit under any federal or state constitution, federal, state, or local law, statute or ordinance, any state statutory or common law, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, as amended by the Older Workers' Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act of 1963, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act and any claims under the Alabama Age Discrimination in Employment Act, Alabama Code § 25-1-20, et seq., Alabama wage and hour laws, or any other state, county or municipal statute or ordinance relating to any condition of employment or employment discrimination, and any tort, contract, and quasi- contract or other common law claims, including, but not limited to, claims for wrongful termination, discrimination, harassment, retaliation, whistle blowing, negligent or intentional infliction of emotional distress, negligent hiring, negligent supervision, negligence, invasion of privacy, defamation, slander, assault, battery, misrepresentation, and conspiracy, the existence of which is denied by the Released Parties. Notwithstanding the foregoing, Executive shall be entitled to receive, when and to the extent earned and payable in accordance with their respective terms, all salary, bonus, equity awards and other compensation outstanding or in effect as of the Separation Date.

b.
Termination of Prior Agreement. In addition, and in further consideration of the amounts paid and described in paragraph two (2) above and other good and valuable consideration, Employee, on behalf of himself, his heirs, executors, administrators, and assigns, agrees that this Agreement shall satisfy, supersede, replace and terminate any agreement or obligation of the Company to provide a Medicare supplemental health insurance policy for Employee and his wife effective after his retirement and during their lifetimes, including the 2006 Resolution.

c.
Termination of Retention Agreement. In addition, and in further consideration of the amounts paid and described in paragraph two (2) above and other good and valuable consideration, Executive, on behalf of himself, his heirs, executors, administrators, and assigns, agrees that this Agreement shall supersede, replace and terminate that certain Retention Agreement, dated as of March 9, 2005, by and between Michael J. Newsome and Hibbett Sporting Goods, Inc.

4.          Executive represents that he has not filed any charges or claims against the Released Parties with any federal or state agencies or tribunals or any other suits, claims, proceedings, actions, or complaints against the Released Parties, and Executive agrees, to the fullest extent permitted by law, that he will not file any lawsuits at any time in the future with respect to any claim which arose prior to the date of this Agreement.  This release forever bars all actions, claims, proceedings, and suits which arose or might arise in the future from any occurrences arising prior to the date of this Agreement and authorizes any court, administrative agency or tribunal to dismiss any claim, action, proceeding, or suit filed by the Executive with prejudice.  This release is not to be construed as barring Executive from filing charges with any agency or as interfering with Executive's right to testify, assist or participate in an administrative hearing or proceeding.  However, Executive agrees that Executive will not accept any monetary or non-monetary benefit (excepting standard witness fees and mileage), including but not limited to, back pay, front pay, benefits, damages, punitive damages, attorney fees, reinstatement or any other type of equitable or legal relief, as a result of any such charge, lawsuit or claim.  Executive acknowledges that the consideration provided by this Agreement represents complete satisfaction of any monetary and non-monetary claims he has or might have against the Released Parties and that the consideration hereunder is in lieu of any other remuneration, payment or award to which he might otherwise be entitled. Executive, on behalf of himself, his heirs, executors, administrators, and assigns, re-acknowledges and re-affirms the promises and representations made in, and expressly agrees to abide by, the Nondisclosure-Noncompetition Agreement between Employer and Executive.

5.            Executive acknowledges that during the course of his employment, he has had access to Proprietary Information of the Employer.  Executive agrees not to use or disclose to any person or entity, at any time, any Proprietary Information of the Company without first obtaining the Employer's written consent.  For purposes of this Agreement, "Proprietary Information of the Company" means any and all information pertaining in any manner to the Company or to its business or any of the Company's affiliates or subsidiaries or their respective businesses, including, without limitation, (A) schematics, techniques, processes, design drawings and manuals, electronic codes, formulas and improvements, ideas, methods, and know-how, (B) business plans and methods, research and development information, marketing strategies and techniques, (C) information about costs, profits, product or service pricing, markets, sales, and bids, (D) lists of existing or potential Customers, consultants, suppliers, vendors, strategic partners and other business relations, (E) information concerning the software, hardware, patents, copyrights, trademarks, trade names, trade secrets, and know-how of the Company or any of its subsidiaries or affiliates; (F) employee personnel files and information about employee compensation and benefits, (G) information received by the Company or any of its subsidiaries or affiliates from third parties, including, without limitation, its Customers, consultants, suppliers, vendors, strategic partners and other business relations of the Company, (H)  information concerning leases, contracts and agreements to which the Company or any of its affiliates or subsidiaries is a party, and (I) all information and documents (oral, in writing, in electronic, machine readable or other tangible form, or visual) relating to, making known, or making knowable (alone or in combination with any other source of information) any of the foregoing.  "Proprietary Information of the Company" does not include information (i) that is or becomes through lawful means, and not as a result of any action or inaction of Executive, publicly known and generally known among businesses similar to the Company as demonstrated by documentary evidence; or (ii) that is disclosed to Executive without restriction by a third party who rightfully possesses the information and did not learn of it from the Company.

6.            Executive represents that he has returned any and all property or other items of Employer and its affiliates coming into his possession or control, including without limitation keys, security card, phone, and laptop and company credit card (unless otherwise authorized by the CEO of the Company).  This includes, but is not limited to the return of all Proprietary Information of the Company, all tangible things from which Proprietary Information of the Company may become known or knowable, including, but not limited to, source code listings, notebooks, manuals, models, drawings, reports, records, notes, contracts, lists, blueprints, and other documents and materials, and all personal property furnished to or prepared by Executive in the course of, as a result of, or incident to Executive's employment with Employer.  Executive will not retain any written or other tangible material containing any Proprietary Information of the Company (unless otherwise authorized by the CEO of the Company).  Executive recognizes and acknowledges all charges to his company credit card remain his responsibility and that if they are not reimbursable business expenses (authorized by the CEO of the Company), he must reimburse Employer for such charges.

7.            This Agreement shall not in any way be construed as an admission by the Released Parties or Executive that they have acted wrongfully with respect to each other, that they are covered by any particular laws, or that one party has any rights whatsoever against the other or the other Released Parties.

8.            Breach of Agreement.

(a)            If Executive breaches any of the provisions of this Agreement, Employer will be fully and totally relieved of its obligations to make any payment to Executive as set forth in paragraph two (2) above. Prior to terminating the payments, Employer will place Executive on notice of the breach and will give Executive one week to cure the breach. Executive furthermore acknowledges, understands, and agrees that should he breach any provisions of this Agreement and Employer stops making payment to Executive as set forth in paragraph two (2) above, all other provisions of this Agreement, including, but not limited to, the general release and other consideration set forth in paragraph three (3) above, will remain in full force and effect.

(b)            The Executive hereby acknowledges and agrees that a violation of this Agreement, including but not limited to paragraph three (3) above, or a violation of the Nondisclosure-Noncompetition Agreement between Employer and Executive would cause irreparable and substantial damage and harm to the Employer or Released Parties and that money damages alone would be inadequate to compensate for and would not be an adequate remedy for such violation(s).  Accordingly, the Executive hereby agrees that, in the event of any breach or threatened breach by the Executive of any provisions of this Agreement or the Nondisclosure-Noncompetition Agreement between Employer and Executive, the Employer or other Released Parties will be entitled, in addition to the right to money damages and any other right that they may have at law or in equity, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce any of the provisions of this Agreement.

9.            Executive specifically acknowledges the following:

(a)  Executive does not release or waive any right or claim which Executive may have which arises after the date of this Agreement; (b) In exchange for this general release, Executive has received separate consideration beyond that which Executive is otherwise entitled to under Employer's policy or applicable law; (c) Executive is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act ("ADEA") and the Older Workers' Benefit Protection Act ("OWBPA"); (d) Executive has twenty-one (21) days, but need not take the full twenty-one (21) day period if he does not wish to do so, to consider this Agreement. If he executes this Agreement before 21 days after receiving it, he has done so knowingly and voluntarily with the express intent of waiving any remaining portion of the 21 day period; (e) Executive has seven (7) days to revoke this Agreement after acceptance.  For the revocation to be effective, Executive must give written notice of Executive's revocation to Harvey Knighten, Vice-President of Human Resources by hand-delivery and by mailing the original to him at the following address: Hibbett Sporting Goods, Inc., 2700 Milan Court, Birmingham, Alabama 32511; (f) Executive possesses sufficient education and experience to fully understand the terms of this Agreement as  written, the legal and binding effect of the Agreement, and the exchange of benefits and promises herein; (g) Executive understands and agrees that Employer's obligation to perform under this Agreement is conditioned upon the Executive's performance of all agreements, releases and covenants to the Employer; (h) Executive has read this Agreement fully and completely and Executive understands its significance; (i) Executive enters into this Agreement knowingly and voluntarily and on Executive's own free will and choice; (j) Executive has been encouraged and given opportunity to consult with an attorney of Executive's choice.

10.            Executive understands and acknowledges that this release is legal, final and binding and that he is currently unaware of any claim, right, demand, action, obligation, liability, or cause of action he may have against Employer which has not been released in this Agreement.

11.            Upon signing this Agreement, Executive agrees that he will preserve its confidentiality and except as set forth below, will not disclose the contents of it to anyone, except when expressly approved, in writing, by Employer, or subsequent to Employer's public disclosure of the Agreement. Notwithstanding the above, Executive may disclose said information to his attorneys, personal tax advisors, or spouse, or as required by law pursuant to a properly issued subpoena.  Executive further agrees to take reasonable steps to instruct those to whom disclosure is allowed under this Agreement that its terms are confidential and must not be disclosed.  If Executive is required to make disclosures in compliance with a validly issued and enforceable subpoena or a judicial or administrative order, which disclosures would otherwise be prohibited under this Agreement, he must notify Employer of such order or subpoena within a reasonable time after receipt.  Notice under this subparagraph shall be made to General Counsel at: Hibbett Sporting Goods, Inc., 2700 Milan Court, Birmingham, Alabama 32511.

12.            This Agreement shall be binding upon Employer, Executive and upon Executive's heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Released Parties and their respective successors and assigns.  Executive represents that no inducements, statements or representations have been made that are not set out in this Agreement and that he does not rely on any inducements, statements or representations not set forth herein. Executive acknowledges that any and all prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement, are merged into this Agreement, which fully and completely expresses the entire Agreement and understanding of the parties to this Agreement with respect to the subject matter hereof.  While, as of the Separation Date, Michael J. Newsome is currently serving as a member of the Board of Directors of Hibbett, this Agreement shall have no relation or bearing on Mr. Newsome's role or participation with the Board of Directors of Hibbett, and nothing herein shall constitute any promise or understanding relating to past, current or future service on the Board or any titles, duties or committee assignments he may have or any fees, awards or other compensation he may receive in relation to such service.

13.            Except as stated above, Executive will not be entitled to any other compensation, payments, or benefits from Employer under this Agreement or under any other contract, agreement, arrangement or plan, including, but not limited to any severance plan.  Executive hereby waives and forfeits any other rights or claims he may have to other remuneration or benefits including to any unvested options, unvested restricted share units or other notes, instruments or obligations.  This Agreement may not be orally amended, modified or changed and may be amended, modified or changed only by written instrument or instruments executed by duly authorized officers or other representatives of the parties to this Agreement.  Notwithstanding the above, any post-employment covenants and agreements by Executive in Executive's Nondisclosure-Noncompetition Agreement shall remain in full force and effect, except that the length of the term of the Nondisclosure-Noncompetition Agreement shall be expanded as provided above.

14.            The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Alabama and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with other jurisdictions. Employer and Executive (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction over Jefferson County, Alabama, Birmingham Division and service of process thereby, (b) stipulate that Jefferson County, Alabama, Birmingham Division for a state court proceeding, and the United States District Court for the Northern District of Alabama for a federal court proceeding is a proper and convenient venue for every legal proceeding arising out of this Agreement and will be the exclusive forum for such proceedings, and (c) waive any defense, whether asserted by motion or pleading, that Jefferson  County, Alabama, Birmingham Division, or the United States District Court for the Northern District of Alabama is an improper or inconvenient venue.  Employer and Executive agree that in the event it becomes necessary to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover all their costs and attorneys' fees, including those associated with appeals.

15.            The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties to this Agreement. Should any provision of this Agreement be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

16.            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

MICHAEL J. NEWSOME		HIBBETT SPORTING GOODS, INC.

/s/ Michael J. Newsome		By:	/s/ Jeffry Rosenthal
(Signature)		(Signature)

Date:	January 30, 2014	Name Printed:	Jeffry Rosenthal
Its: Authorized Representative
		Date:	January 30, 2014

End of Exhibit 10.3